Exhibit 99.1

Target Hospitality Reports Impressive 2023 Results Further Strengthening Financial Position Focused on Value Enhancing Capital Allocation Opportunities

THE WOODLANDS, Texas, March 13, 2024 (PRNewswire) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), one of North America’s largest providers of vertically-integrated modular accommodations and value-added hospitality services, today reported results for the fourth quarter and year ended December 31, 2023.

Financial and Operational Highlights

●	Revenue of $563.6 million for the year ended December 31, 2023, an increase of 12% from the prior year.
●	Net income of $173.7 million for the year ended December 31, 2023, compared to $73.9 million for the same period in 2022.
●	Basic and diluted income per share of $1.71 and $1.56, respectively, for the year ended December 31, 2023.
●	Adjusted EBITDA(1) of $344.2 million for the year ended December 31, 2023, an increase of 30% compared to the same period in 2022.
●	Strong cash generation with approximately $157 million of Net Cash Provided by Operating Activities and $143 million of Discretionary Cash Flow(1) (“DCF”) for the year ended December 31, 2023.
●	Significant financial flexibility with approximately $279 million of total available liquidity and a net leverage ratio of 0.2x as of December 31, 2023.
●	Announced new Pecos Children’s Center (“PCC”) contract (“New PCC Contract”), solidifying PCC as a critical element of the U.S. government’s ongoing humanitarian aid mission, centered around $178 million minimum annual revenue commitments.
●	New PCC Contract establishes foundation for seamless continuation of existing service offering through 2028.
●	Materially enhanced financial position supports growing pipeline of potential growth opportunities, seeking to allocate over $500 million of net growth capital through 2027.
●	Executed approximately $17.8 million of stock repurchases, through March 8, 2024, focused on allocating capital to high return initiatives.

Executive Commentary

“Our strong 2023 results illustrate the benefit of our efficient operating platform, which we have strategically enhanced over the past several years. This platform continues to support our ability to appropriately match dynamic changes in customer demand, while consistently achieving our financial goals,” stated Brad Archer, President and Chief Executive Officer.

“These accomplishments are impressive and establish a strong foundation as we continue pursuing a variety of value-added growth opportunities. The strength of our balance sheet provides ideal flexibility, and significant liquidity, as we remain focused on expanding and diversifying our service offerings. We’re excited about the future and believe our commitment to patient capital allocation towards high return opportunities establishes the foundation for continued value creation,” concluded Mr. Archer.

Financial Results

Full Year Summary Highlights

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Years Ended ($ in ‘000s, except per share amounts) - (unaudited)	December 31, 2023	December 31, 2022
Revenue	$563,608	$501,985
Net income	$173,700	$73,939
Income per share – basic	$1.71	$0.76
Income per share – diluted	$1.56	$0.74
Adjusted EBITDA	$344,217	$264,714
Average utilized beds	14,463	12,564

TH Q4 2023 Earnings Release

Utilization	90%	83%

Revenue for the year ended December 31, 2023, was $563.6 million compared to $502.0 million for the same period in 2022. The increase was driven by significant growth in the Government segment as a result of the Company’s PCC community and continued strong customer demand across the Company’s HFS – South segment.

Net income was $173.7 million for the year ended December 31, 2023, compared to $73.9 million for the same period in 2022, a 135% increase.

Adjusted EBITDA was $344.2 million for the year ended December 31, 2023, compared to $264.7 million for the same period in 2022, a 30% increase.

Fourth Quarter Summary Highlights

For the Three Months Ended ($ in '000s, except per share amounts) - (unaudited)	December 31, 2023	December 31, 2022
Revenue	$126,220	$152,438
Net income	$37,843	$31,572
Income per share – basic	$0.37	$0.32
Income per share – diluted	$0.29	$0.31
Adjusted EBITDA(1)	$67,659	$90,825
Average utilized beds	13,981	14,207
Utilization	87%	90%

Revenue for the three months ended December 31, 2023, was $126.2 million compared to $152.4 million for the same period in 2022. The decrease was primarily driven by lower non-cash, nonrecurring, infrastructure enhancement revenue associated with the Company’s PCC community, which was fully amortized as of November 2023.

Net income was $37.8 million for the three months ended December 31, 2023, compared to $31.6 million for the same period in 2022, driven by the change in fair value of warrant liabilities, lower interest expense, and lower income tax expense, partially offset by lower operating income led by the decrease in revenue explained above.

Adjusted EBITDA was $67.7 million for the three months ended December 31, 2023, compared to $90.8 million for the same period in 2022, the decrease was primarily driven by lower non-cash, nonrecurring, infrastructure enhancement revenue associated with the Company’s PCC community, which was fully amortized as of November 2023.

Capital Management

The Company had approximately $65.6 million of capital expenditures for the year ended December 31, 2023, including approximately $31.4 million of select asset acquisitions and associated asset enhancements. Capital expenditures were predominantly focused on aligning portfolio capabilities and capacity with strong customer demand and enhancing certain assets in support of the U.S. government’s critical humanitarian aid mission.

As of December 31, 2023, the Company had approximately $104 million of cash and cash equivalents with approximately $279 million of total available liquidity, no outstanding borrowings on the Company’s $175 million credit facility, and a net leverage ratio of 0.2 times.

As of March 8, 2024, the Company repurchased approximately 1.9 million shares of its common stock for approximately $17.8 million. The stock repurchases, which commenced in January 2024, were executed pursuant to the $100 million stock repurchase program announced in November 2022 and represent approximately 17.8% of total share repurchase authorization executed to date. This repurchase program may be suspended from time to time, modified, extended or discontinued at certain times. Purchases under the repurchase program may be made from time to time in open market or privately negotiated transactions, and will be subject to market conditions, applicable legal requirements, contractual obligations and other factors. Any shares of common stock repurchased will be held as treasury shares.

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Business Update

As the Company previously announced, a major milestone was achieved with the award of the New PCC Contract, which had an effective date of November 16, 2023. The New PCC Contract provides approximately $178 million of annual minimum lease revenue commitments, with expected cumulative 5-year minimum revenue commitments of approximately $892 million through 2028, assuming the U.S. government exercises all option periods. In addition, the New PCC Contract provides for occupancy-based variable revenue based on active community population.

The New PCC Contract solidifies the importance of Target’s PCC community as a critical element of the government’s ongoing humanitarian aid mission and establishes the foundation for anticipated continued operations through 2028 and beyond, further strengthening Target’s long-term revenue visibility.

In addition, Target has remained focused on optimizing its financial position, centered on materially strengthening its balance sheet to maximize financial flexibility. The Company achieved multiple capital enhancing objectives in 2023, including expanding the Company’s credit facility by $50 million, which increased the total available capacity to $175 million. Additionally, Target prudently managed its senior note maturity profile, which now extends into 2025.

These accomplishments have further strengthened Target’s financial flexibility, and combined with a substantial cash balance, create a highly efficient capital structure. These elements complement Target’s high degree of revenue visibility and continued strong cash generation to support a robust liquidity profile, providing highly flexible growth capital.

Target’s optimized financial profile allows the Company to simultaneously pursue multiple capital allocation opportunities focused on maximizing value creation. Importantly, as Target evaluates these opportunities there remains a sharp focus on maintaining its strong financial position through disciplined capital deployment.

Target continues to actively evaluate a robust pipeline of strategic growth opportunities, including both organic and inorganic initiatives, and seeks to allocate over $500 million of net growth capital through 2027. These opportunities encompass Target’s existing full-turnkey hospitality solutions, as well as broadening Target’s value chain participation through individual elements of existing core competencies.

While final outcomes and timing remain uncertain, the Company is encouraged by the breadth of these opportunities and ongoing evaluations.

The Company is reiterating its preliminary 2024 outlook, excluding acquisitions of:

●	Total revenue between $410 and $425 million
●	Adjusted EBITDA(1) between $195 and $210 million
●	Total capital spending between $25 and $30 million, excluding acquisitions

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Segment Results – Fourth Quarter 2023

Government

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s) - (unaudited)	December 31, 2023	December 31, 2022
Revenue	$87,501	$115,281
Adjusted gross profit(1)	$65,655	$87,075

Revenue for the three months ended December 31, 2023, was $87.5 million compared to $115.3 million for the same period in 2022. Adjusted gross profit for the period was $65.7 million compared to $87.1 million in the same period in 2022.

The decrease was driven by lower non-cash, nonrecurring, infrastructure enhancement revenue associated with the Company’s PCC community, which was fully amortized as of November 2023.

Hospitality & Facilities Services - South

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR) - (unaudited)	December 31, 2023	December 31, 2022
Revenue	$36,225	$34,545
Adjusted gross profit(1)	$12,416	$13,395
Average daily rate (ADR)	$76.58	$72.86
Average utilized beds	5,105	5,051
Utilization	70%	90%

Revenue for the three months ended December 31, 2023, was $36.2 million compared to $34.5 million for the same period in 2022. Average utilized beds increased to 5,105 for the three months ended December 31, 2023, with ADR of $76.58.

Target continues to benefit from increasing customer demand, as the Company’s expansive network provides added value and superior flexibility in labor allocation while offering world-class service offerings.

All Other

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s) - (unaudited)	December 31, 2023	December 31, 2022
Revenue	$2,494	$2,612
Adjusted gross profit(1)	$(448)	$(264)

This segment’s operations consist of hospitality services revenue not included in other segments. Revenue for the three months ended December 31, 2023, was $2.5 million compared to $2.6 million for the same period in 2022.

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Conference Call

The Company has scheduled a conference call for March 13, 2024, at 8:00 a.m. Central Time (9:00 am Eastern Time) to discuss the fourth quarter and full year 2023 results.

The conference call will be available by live webcast through the Investors section of Target Hospitality’s website at www.TargetHospitality.com or by connecting via phone through one of the following options:

Please utilize the Direct Phone Dial option to be immediately entered into the conference call once you are ready to connect.

Direct Phone Dial

(RapidConnect URL):	https://emportal.ink/3vRQZBC

Or the traditional, operator assisted dial-in below.

Domestic:	1-888-664-6383

Please register for the webcast or dial into the conference call approximately 15 minutes prior to the scheduled start time.

About Target Hospitality

Target Hospitality is one of North America’s largest providers of vertically integrated modular accommodations and value-added hospitality services in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium food service management, concierge, laundry, logistics, security and recreational facilities services.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release (including the financial outlook contained herein) are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: operational, economic, including inflation, political and regulatory risks; our ability to effectively compete in the specialty rental accommodations and hospitality services industry, including growing the HFS – South and Government segments; effective management of our communities; natural disasters and other business distributions including outbreaks of epidemic or pandemic disease; the duration of any future public health crisis, related economic repercussions and the resulting negative impact to global economic demand; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions; changes in end-market demand requirements including variable occupancy levels associated with subcontracts in the Government segment; our reliance on third party manufacturers and suppliers; failure to retain key personnel; increases in raw material and labor costs; the effect of impairment charges on our operating results; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance; unanticipated changes in our tax obligations; our obligations under various laws and regulations; the effect of litigation, judgments, orders, regulatory or customer bankruptcy proceedings on our business; our ability to successfully acquire and integrate new operations; global or local economic and political movements, including any changes in policy under the Biden administration or any future administration; federal government budgeting and appropriations; our ability to effectively manage our credit risk and collect on our accounts receivable; our ability to fulfill Target Hospitality’s public company obligations; any failure of our management information systems;  our ability to refinance debt on favorable terms and meet our debt service requirements and obligations; and risks related to our outstanding obligations in connection with the Senior Notes.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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(1)	Non-GAAP Financial Measures

This press release contains historical non-GAAP financial measures including Adjusted gross profit, Discretionary Cash Flow, EBITDA, and Adjusted EBITDA, which are measurements not calculated in accordance with US GAAP, in the discussion of our financial results because they are key metrics used by management to assess financial performance. Our business is capital-intensive, and these additional metrics allow management to further evaluate our operating performance.  Reconciliations of these measures to the most directly comparable GAAP financial measures are contained herein. To the extent required, statements disclosing the definitions, utility and purposes of these measures are also set forth herein.

This press release also contains a forward-looking non-GAAP financial measure Adjusted EBITDA. Reconciliations of this forward-looking measure to its most directly comparable GAAP financial measures is unavailable to Target Hospitality without unreasonable effort. We cannot provide a reconciliation of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliation are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliation would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to us without unreasonable effort. Although we provide a minimum of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. Target Hospitality provides an Adjusted EBITDA outlook because we believe that this measure, when viewed with our results under GAAP, provide useful information for the reasons noted below.

Definitions:

Target Hospitality defines Adjusted gross profit, as Gross profit plus depreciation of specialty rental assets, loss on impairment, and certain severance costs.

Target Hospitality defines EBITDA as net income (loss) before interest expense and loss on extinguishment of debt, income tax expense (benefit), depreciation of specialty rental assets, and other depreciation and amortization. Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

●	Other (income) expense, net: Other (income) expense, net includes miscellaneous cash receipts, gains and losses on disposals of property, plant, and equipment, COVID-19 related expenses, and other immaterial expenses and non-cash items.
●	Transaction expenses: Target Hospitality incurred certain transaction costs during 2022 and 2023, including legal, advisory and underwriter fees, associated with debt related transaction activity and other business development project related transaction activity in 2023 as well as other immaterial items in 2022.
●	Stock-based compensation: Charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.
●	Change in fair value of warrant liabilities: Non-cash change in estimated fair value of warrant liabilities.
●	Other adjustments: System implementation costs, including primarily non-cash amortization of capitalized system implementation costs, business development, accounting standard implementation costs and certain severance costs.

Target Hospitality defines Discretionary Cash Flow as cash flow from operations less maintenance capital expenditures for specialty rental assets.

Utility and Purposes:

EBITDA reflects net income (loss) excluding the impact of interest expense and loss on extinguishment of debt, provision for income taxes, depreciation, and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies.

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EBITDA also excludes depreciation and amortization expense because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Hospitality also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including certain items, that are not reflective of the ongoing operating results of Target Hospitality.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale and disposal of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale and disposal of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

Target Hospitality also presents Discretionary cash flows because we believe it provides useful information regarding our business as more fully described below. Discretionary cash flows indicate the amount of cash available after maintenance capital expenditures for specialty rental assets for, among other things, investments in our existing business.

Adjusted gross profit, Discretionary Cash Flow, EBITDA and Adjusted EBITDA are not measurements of Target Hospitality’s financial performance under GAAP and should not be considered as alternatives to gross profit, net income, or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of Target Hospitality’s liquidity.  Adjusted gross profit, Discretionary Cash Flow, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to Target Hospitality to reinvest in the growth of our business or as measures of cash that is available to it to meet our obligations. In addition, these non-GAAP measures may not be comparable to similarly titled measures of other companies. Target Hospitality’s management believe that Adjusted gross profit, Discretionary Cash Flows, EBITDA and Adjusted EBITDA provides useful information to investors about Target Hospitality and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Target Hospitality’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Hospitality’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results across companies in Target Hospitality’s industry.

Investor Contact:

Mark Schuck

(832) 702 – 8009

ir@targethospitality.com

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Exhibit 1

Target Hospitality Corp.

Consolidated Statements of Comprehensive Income

($ in thousands, except per share amounts)

	Three Months Ended		For the Years Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)
Revenue:
Services income	$84,730	$97,661	$365,627	$333,702
Specialty rental income	41,490	54,777	197,981	168,283
Total revenue	126,220	152,438	563,608	501,985
Costs:
Services	42,105	42,595	151,574	174,200
Specialty rental	6,492	9,637	30,084	27,824
Depreciation of specialty rental assets	15,384	16,308	68,626	52,833
Gross profit	62,239	83,898	313,324	247,128
Selling, general and administrative	12,197	15,879	56,126	57,893
Other depreciation and amortization	3,869	3,696	15,351	14,832
Other expense (income), net	(3)	110	1,241	36
Operating income	46,176	64,213	240,606	174,367
Loss on extinguishment of debt	151	—	2,279	—
Interest expense, net	4,913	8,197	22,639	36,323
Change in fair value of warrant liabilities	(7,253)	11,361	(9,062)	31,735
Income before income tax	48,365	44,655	224,750	106,309
Income tax expense	10,522	13,083	51,050	32,370
Net income	37,843	31,572	173,700	73,939
Change in fair value of warrant liabilities	(7,253)	—	(9,062)	—
Net income attributable to common stockholders - diluted	30,590	31,572	164,638	73,939
Other comprehensive loss
Foreign currency translation	(17)	(10)	(64)	(112)
Comprehensive income	$37,826	$31,562	$173,636	$73,827

Weighted average number shares outstanding - basic	101,660,601	97,589,200	101,350,910	97,213,166
Weighted average number shares outstanding - diluted	104,538,888	101,873,928	105,319,405	100,057,748

Net income per share - basic	$0.37	$0.32	$1.71	$0.76
Net income per share - diluted	$0.29	$0.31	$1.56	$0.74

TH Q4 2023 Earnings Release	Page 8 of 13

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Exhibit 2

Target Hospitality Corp.

Condensed Consolidated Balance Sheet Data

($ in thousands)

(unaudited)

	December 31,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$103,929	$181,673
Accounts receivable, less allowance for credit losses	67,092	42,153
Other current assets	9,479	12,553
Total current assets	$180,500	$236,379

Specialty rental assets, net	349,064	357,129
Goodwill and other intangibles, net	107,320	116,220
Other non-current assets	57,469	61,999
Total assets	$694,353	$771,727

Liabilities
Accounts payable	$20,926	$17,563
Deferred revenue and customer deposits	1,794	120,040
Current warrant liabilities	675	—
Other current liabilities	46,935	53,293
Total current liabilities	70,330	190,896

Long-term debt, net	178,093	328,848
Warrant liabilities	—	9,737
Other non-current liabilities	68,623	41,399
Total liabilities	317,046	570,880

Stockholders' equity
Common stock and other stockholders' equity	116,192	113,164
Accumulated earnings	261,115	87,683
Total stockholders' equity	377,307	200,847
Total liabilities and stockholders' equity	$694,353	$771,727

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Exhibit 3

Target Hospitality Corp.

Condensed Consolidated Cash Flow Data

($ in thousands)

(unaudited)

	For the Years Ended
	December 31,
	2023	2022

Cash and cash equivalents - beginning of year	$181,673	$23,406

Cash flows from operating activities
Net income	173,700	73,939
Adjustments:
Depreciation	70,530	54,363
Amortization of intangible assets	13,447	13,302
Other non-cash items	64,579	97,515
Changes in operating assets and liabilities	(165,455)	66,493
Net cash provided by operating activities	$156,801	$305,612

Cash flows from investing activities
Purchases of specialty rental assets	(60,808)	(120,287)
Other investing activities	(7,372)	(19,941)
Net cash used in investing activities	$(68,180)	$(140,228)

Cash flows from financing activities
Other financing activities	(166,369)	(7,098)
Net cash used in financing activities	$(166,369)	$(7,098)

Effect of exchange rate changes on cash and cash equivalents	4	(19)

Change in cash and cash equivalents	(77,744)	158,267

Cash and cash equivalents - end of year	$103,929	$181,673

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Exhibit 4

Target Hospitality Corp.

Reconciliation of Gross profit to Adjusted gross profit

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2023	2022	2023	2022

Gross Profit	$62,239	$83,898	$313,324	$247,128

Adjustments:
Depreciation of specialty rental assets	15,384	16,308	68,626	52,833
Adjusted gross profit	$77,623	$100,206	$381,950	$299,961

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Exhibit 5

Target Hospitality Corp.

Reconciliation of Net income to EBITDA and Adjusted EBITDA

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2023	2022	2023	2022

Net income	$37,843	$31,572	$173,700	$73,939
Income tax expense	10,522	13,083	51,050	32,370
Interest expense, net	4,913	8,197	22,639	36,323
Loss on extinguishment of debt	151	—	2,279	—
Other depreciation and amortization	3,869	3,696	15,351	14,832
Depreciation of specialty rental assets	15,384	16,308	68,626	52,833
EBITDA	$72,682	$72,856	$333,645	$210,297

Adjustments
Other expense (income), net	(3)	110	1,241	36
Transaction expenses	4,282	192	4,875	283
Stock-based compensation	(2,774)	5,573	11,174	19,121
Change in fair value of warrant liabilities	(7,253)	11,361	(9,062)	31,735
Other adjustments	725	733	2,344	3,242
Adjusted EBITDA	$67,659	$90,825	$344,217	$264,714

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Exhibit 6

Target Hospitality Corp.

Reconciliation of Net cash provided by operating activities to Discretionary cash flows

($ in thousands)

(unaudited)

	For the Three Months		For the Years
	Ended		Ended
	December 31,		December 31,
	2023	2022	2023	2022

Net cash provided by operating activities	$38,289	$47,789	$156,801	$305,612
Less: Maintenance capital expenditures for specialty rental assets	(3,493)	(2,362)	(14,218)	(12,314)
Discretionary cash flows	$34,796	$45,427	$142,583	$293,298

Purchase of specialty rental assets	(7,146)	(36,043)	(60,808)	(120,287)
Purchase of property, plant and equipment	(125)	(528)	(3,066)	(20,556)
Acquired intangible assets	—	—	(4,547)	—
Proceeds from sale of specialty rental assets and other property, plant and equipment	—	—	241	615
Net cash used in investing activities	$(7,271)	$(36,571)	$(68,180)	$(140,228)

Principal payments on finance and finance lease obligations	(367)	(566)	(1,404)	(1,008)
Principal payments on borrowings from ABL Facility	—	—	—	(70,000)
Proceeds from borrowings on ABL Facility	—	—	—	70,000
Repayment of Senior Notes	(28,054)	(5,500)	(153,054)	(5,500)
Payment of issuance costs from warrant exchange	—	(774)	(1,504)	(774)
Proceeds from issuance of Common Stock from exercise of warrants	—	80	209	80
Proceeds from issuance of Common Stock from exercise of stock options	—	225	1,396	225
Payment of deferred financing costs	(3,771)	—	(5,194)	—
Taxes paid related to net share settlement of equity awards	—	—	(6,818)	(121)
Net cash used in financing activities	$(32,192)	$(6,535)	$(166,369)	$(7,098)

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